Exhibit (a)(5)(G)

Sila Realty Trust, Inc. Announces Final Results of Modified “Dutch Auction” Tender Offer

TAMPA, Fla., July 24, 2024 (BUSINESS WIRE) – Sila Realty Trust, Inc. (NYSE: SILA) (“Sila”, the “Company”, “we” or “us”), a net lease real estate investment trust (“REIT”) with a strategic investment focus on the significant, growing, and resilient healthcare sector, today announced the final results of its modified “Dutch Auction” tender offer (the “Offer”) to purchase for cash up to $50 million in value of shares of the Company’s common stock, which expired at 5:00 p.m., New York City time, on July 19, 2024.
Based on the final count by Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), 4,670,381 shares of common stock were validly tendered at the final purchase price of $22.60 per share and not properly withdrawn.
In accordance with the terms and conditions of the Offer, and based on the final count by the Depositary, the Company has accepted for purchase 2,212,389 shares of common stock at a purchase price of $22.60 per share, for an aggregate cost of approximately $50 million, excluding fees and expenses relating to the Offer.
The number of shares of common stock that the Company has accepted to purchase in the Offer represents approximately 3.9% of the total number of shares of common stock outstanding as of July 19, 2024. Following payment for the shares of common stock purchased in the Offer, the Company had approximately 55.0 million shares of common stock outstanding.
Due to the oversubscription of the Offer, based on the final count described above, the Company accepted for purchase on a pro rata basis approximately 42% of the shares of common stock properly tendered and not properly withdrawn at the purchase price of $22.60 per share (other than “odd lot” holders, whose shares of common stock were purchased in full on a priority basis).
Payment to the Depositary for the shares of common stock accepted for purchase under the Offer occurred on July 23, 2024. Shares of common stock tendered and not accepted for purchase will be returned promptly to shareholders. The Depositary will issue payment for the shares of common stock validly tendered and accepted for purchase in accordance with the terms and conditions of the Offer.
Wells Fargo Securities, LLC acted as advisor to management and the board of directors of the Company for the Company’s listing on the New York Stock Exchange on June 13, 2024. Georgeson LLC acted as information agent for the Offer with Wells Fargo Securities, LLC acting as dealer manager for the Offer.
Shareholders who have questions or would like additional information about the Offer may contact the information agent for the Offer, Georgeson LLC at (866) 643-7359, or the dealer manager for the Offer, Wells Fargo Securities, LLC at (800) 645-3751.

Important Notice
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a net lease real estate investment trust headquartered in Tampa, Florida, with a strategic focus on investing in the significant, growing, and resilient healthcare sector of the U.S. economy. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio comprises high-quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2024, the Company owned 136 real estate properties and two undeveloped land parcels located in 64 markets across the U.S. For more information, please visit the Company’s website at www.silarealtytrust.com.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements.” These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:
Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com